EXHIBIT 99.1

CMS Bancorp, Inc. Announces the Opening of Its Fifth Branch Office in Mount Kisco and Much Improved Financial Results for the Quarter and Six Months Ended March 31, 2009

WHITE PLAINS, N.Y., May 12, 2009 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company"), the parent of Community Mutual Savings Bank, announced that the Company opened its fifth branch office on April 15, 2009 in Mount Kisco. Commenting on the opening of the Company's newest branch, President and CEO John Ritacco stated that "we believe that the new 2,900 square foot branch, located at the intersection of Routes 117 and 172, provides a tremendous opportunity to expand the Bank's branch franchise to the Northern Westchester market. The location provides excellent visibility in a high traffic area and is a modern and welcoming facility, similar in appearance to our new branches in Greenburgh and Eastchester." Grand opening ceremonies are scheduled for May 27, 2009.

The Company's operations improved significantly in the quarter and six months ended March 31, 2009, as it reported net income of $15,000 for the quarter ended March 31, 2009 and net income of $14,000 for the six months ended March 31, 2009, respectively, compared to net losses of $149,000 and $279,000 for the quarter and six months ended March 31, 2008, respectively. Commenting on the improved results, President and CEO Ritacco stated that "the improving trends reflect increases in net interest income, and our focus on adding to non-interest income and controlling non-interest expense." Mr. Ritacco also stated "the achievements in growing and diversifying the loan portfolio over the past three and one half years are now paying off." Loans increased by approximately $100 million since September 30, 2005 to $179.5 million at March 31, 2009. Mr. Ritacco also noted that "the Company has seen a modest increase in the level of loan delinquencies, but had no non-performing loans due primarily to the Bank's conservative underwriting and investment standards." As of March 31, 2009, the allowance for loan losses constituted 0.30% of loans.

Deposits grew by $16.4 million in the six months ended March 31, 2009 to $145.1 million, and advances from the Federal Home Loan Bank of New York declined by $7.9 million.

Commenting on the Company's ongoing stock repurchase program, Mr. Ritacco stated that "we believe that the repurchase of CMS Bancorp common stock is an attractive use of capital, as part of a broad long-term capital management strategy." Under the prior stock repurchase plan 98,647 shares of the Company's common stock were repurchased for $999,000, or an average price of $10.13 per share. Under the current stock repurchase program, through May 11, 2009, 81,800 shares of common stock had been repurchased for $570,000, or an average price of $6.97 per share.

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations. Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) changes in conditions in the real estate market or the local economy; (iii) competition among providers of financial services; (iv) changes in the quality or composition of loan and investment portfolios of the Bank; (v) changes in accounting and regulatory guidance applicable to banks; and (vi) price levels and conditions in the public securities markets generally. These factors could affect the Company's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither the Company nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                          CMS Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      (Unaudited, In thousands)

                                             March 31,   September 30,
                                               2009          2008
                                           ------------  ------------
 ASSETS
 ------
 Cash and cash equivalents                     $  1,233      $  5,402
 Securities                                      23,468        10,370
 Loans, net                                     179,540       181,133
 Other assets                                     7,528         7,025
                                           ------------  ------------
 Total assets                                  $211,769      $203,930
                                           ============  ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Deposits                                      $145,135      $128,757
 Borrowed money                                  42,848        51,381
 Other liabilities                                2,323         2,083
                                           ------------  ------------
 Total Liabilities                              190,306       182,221
 Stockholders' equity                            21,463        21,709
                                           ------------  ------------
 Total liabilities and stockholders'
  equity                                       $211,769      $203,930
                                           ============  ============

                          CMS Bancorp, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Unaudited, In thousands, except per share data)

                                        Three Months     Six Months
                                           Ended            Ended
                                          March 31,       March 31,
                                       --------------  --------------
                                        2009    2008    2009    2008
                                       ------  ------  ------  ------

 Interest income                       $2,826  $2,507  $5,689  $4,964
 Interest expense                       1,201   1,158   2,478   2,313
                                       ------  ------  ------  ------
 Net interest income                    1,625   1,349   3,211   2,651
 Provision for loan losses                 30      35      30      50
                                       ------  ------  ------  ------
 Net interest income after provision
  for loan losses                       1,595   1,314   3,181   2,601
 Non-interest income                       94      66     172     195
 Non-interest expense                   1,655   1,594   3,307   3,159
                                       ------  ------  ------  ------
 Income (loss) before income taxes         34    (214)     46    (363)
 Income tax (benefit) expense              19     (65)     32     (84)
                                       ------  ------  ------  ------
 Net income (loss)                     $   15  $ (149) $   14  $ (279)
                                       ======  ======  ======  ======
 Net income (loss) per common share    $ 0.01  $(0.08) $ 0.01  $(0.15)
                                       ======  ======  ======  ======

CONTACT:  CMS Bancorp, Inc.
          Stephen E. Dowd, Senior Vice President &
           Chief Financial Officer
          (914) 422-2700